EXHIBIT 10.19

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this "Agreement") is entered into as of January 1, 2009 by and between Donald T. Johnson Jr., a natural person ("Executive"), and ATC Technology Corporation, a Delaware corporation (“ATC”).  As used herein, the “Company” refers to ATC and/or any subsidiary of ATC.  The parties hereto agree as follows:

1.         Employment.

(a)         Best Efforts.  Subject to the terms set forth herein, the Company agrees to employ Executive as Chairman of ATC and Executive hereby accepts such employment.  While employed by the Company, Executive will devote his best efforts and such time as is necessary to the performance of his duties hereunder and to the business and affairs of ATC and its subsidiaries and will not be employed by any other employer (other than an employer owned at least 50.1% by Executive), although Executive may serve on other boards of directors so long as such service does not create a conflict of interest with the Company.

(b)         Duties.  Executive shall perform such duties for the Company as are customarily associated with the position of Chairman, consistent with the Bylaws of the Company and as required by the Board of Directors of ATC.

(c)         Company Policies.  The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with such employment policies and practices, this Agreement shall control.

2.         Compensation and Benefits.

(a)         Salary.  Executive shall receive for services to be rendered hereunder a base salary of $236,274 payable on the Company’s regular payroll dates, subject to standard withholdings for taxes and social security and the like.

(b)         Incentive Plans.  Executive shall not participate in any of the Company’s incentive plans, provided that nothing in this Agreement shall affect Executive’s previously established participation in the 2008 Incentive Compensation Plan or the cash award component of the 2008-2010 Long-Term Incentive Plan.

(c)         Participation in Benefit Plans.  While employed by the Company, Executive shall be entitled to participate in any group medical, dental, health and accident, disability insurance, life insurance (at a minimum of $1.5 million in Company-paid coverage), retirement income, deferred compensation or similar plan or program of the Company to the extent that he is eligible under the general provisions thereof.  The Company may, in its discretion and from time to time, establish additional management benefit programs as it deems appropriate.  Executive understands that any such plans may be modified or eliminated in the Company's discretion in accordance with applicable law.

3.         Perquisites.

(a)         Financial Planning/Club Dues Allowance.  Executive shall be entitled to a financial planning/club dues allowance of $8,438, subject to applicable withholding.

(b)         Automobile.  Executive shall be entitled to an automobile allowance of $10,126, subject to applicable withholding.

4.         Business Expenses.  Executive shall be reimbursed for documented and reasonable business travel expenses in connection with the performance of his duties hereunder.

5.         Termination of Employment.  The date on which Executive's employment by the Company ceases, under any of the circumstances provided in Section 5(a)-(g), shall be defined herein as the "Termination Date."  All capitalized terms used in this Section 5 without definition will have the meanings set forth in Section 5(l).

(a)         End of Employment Term.  Unless terminated earlier pursuant to Section 5(b)-(g), Executive’s employment will terminate on June 3, 2009.  Within ten business days after the Termination Date, Executive shall receive payment for all accrued salary through the Termination Date and the Earned Benefits.  Executive shall also receive the LTIP Payment.  Except as provided above, no compensation of any kind or severance payment will be payable under this Agreement due to a termination pursuant to this Section 5(a), except that if a Change in Control occurs prior to Executive’s termination pursuant to this Section 5(a), such termination shall be treated as a Company termination without Cause and Executive shall be entitled to the payments and benefits provided in Section 5(f).

(b)         Termination for Cause.  The Company may terminate Executive's employment at any time for Cause immediately upon written notice to Executive of the circumstances leading to such termination for Cause.  If Executive's employment is terminated for Cause, Executive shall receive payment for all accrued salary through the Termination Date (which in this event shall be the date upon which notice of termination is given) and the Earned Benefits.  The Company shall have no obligation to pay severance of any kind nor to make any payment in lieu of notice if Executive is terminated for Cause.

(c)         Voluntary Termination.  Executive may voluntarily terminate his employment with the Company at any time upon 90 days’ prior written notice.  Within ten business days after the Termination Date, Executive shall receive payment for all accrued salary through the Termination Date and the Earned Benefits, after which no further compensation of any kind or severance payment will be payable under this Agreement.  If the Board determines that Executive has provided all services and cooperation required by the Board to transition Executive’s position to a successor (regardless of whether an orderly transition has actually occurred), Executive shall also receive the LTIP Payment.

(d)         Termination Upon Death.  Executive’s employment will terminate upon his death.  Within ten business days after the Termination Date, Executive’s Beneficiary shall receive payment for all accrued salary through the Termination Date and the Earned Benefits.  Executive’s Beneficiary shall also receive the LTIP Payment.  Except as provided above, no compensation of any kind or severance payment will be payable under this Agreement due to a termination pursuant to this Section 5(d).

(e)         Termination Upon Disability.  The Company may terminate Executive's employment in the event Executive suffers a disability that renders Executive unable to perform the essential functions of his position, even with reasonable accommodation in compliance with the Americans with Disabilities Act, for three consecutive months.  A termination in such circumstances shall be treated as a Company termination without Cause and Executive shall be entitled to the payments and benefits provided in Section 5(f) and Section 5(i)(i).  The foregoing shall not affect any rights that Executive may have under applicable workers’ compensation laws or any disability plan of the Company.

(f)         Termination Without Cause.  The Company may terminate Executive's employment without Cause at any time upon 30 days’ prior written notice.  Within ten business days after the Termination Date, Executive shall receive payment for all accrued salary through the Termination Date and the Earned Benefits.  Executive shall also receive the LTIP Payment.  In addition, the Company shall pay Executive as severance $1,120,000 (i.e., 200% of Executive’s annualized base salary).  Subject to Section 11, the severance shall be paid in equal installments on each of the Company’s regular payroll dates during the two-year period following the Termination Date, unless the Termination Date occurs after a Change in Control, in which case the severance will be paid in a single lump sum within ten business days after the Termination Date.  The Company will pay up to $25,000 of the cost of an executive level individualized career transition program through a professional outplacement firm mutually selected by the Company and the Executive if such program is initiated within 30 days after the Termination Date.  If Executive dies after the Termination Date, the payment or payments due thereafter under this Section 5(f) shall be made to Executive’s Beneficiary but the career transition benefits shall terminate as of the date of death.  As a condition to receiving the payments and benefits provided by this Section 5(f) (other than payment for all accrued salary through the Termination Date and the Earned Benefits, which shall be payable in any case), Executive shall execute and deliver to the Company on the Termination Date a general release in the form attached hereto as Exhibit A.

(g)        Fundamental Changes.  If the Company (i) materially diminishes Executive's duties, authority, responsibility or compensation without performance justification, or (ii) breaches this Agreement in any material respect, Executive may terminate his employment, provided that Executive has given the Company 30 days’ written notice prior to such termination and the Company has not cured such diminution or breach, as the case may be, by the end of such 30-day period.  A termination in such circumstances shall be treated as a Company termination without Cause and Executive shall be entitled to the payments and benefits provided in Section 5(f) and Section 5(i)(i).

(h)        Medical Coverage.  Except in the case of Executive’s death or termination for Cause, until the fifth anniversary of the Termination Date (such five-year period being the “Coverage Period”) the Company will provide continued medical-related insurance coverage to Executive and his spouse at the levels and at the rates applicable from time to time to comparable active employees and spouses of the Company.  Medical-related insurance coverage includes health, dental, vision and/or cancer.  COBRA continuation coverage eligibility shall commence as of the day following the end of the Coverage Period.  Notwithstanding the above, coverage under each of these plans shall cease on the date (i) Executive (or his spouse in the event Executive dies during the Coverage Period) fails to pay timely the premium required by such plan, (ii) Executive (or his spouse in the event Executive dies during the Coverage Period) becomes eligible for coverage under Medicare or the group health plan of any other employer, or (iii) the Company terminates such plan as to all its employees, provided, however, that if the Company terminates such plan, the Company shall make a lump sum payment to Executive (or to his spouse in the event Executive dies during the Coverage Period) equal to (x) the Company’s contribution to such plan with respect to Executive and his spouse (or just his spouse if Executive is then no longer alive) for the last full month during which coverage was provided under such plan multiplied by (y) the number of months remaining in the Coverage Period.

(i)         Vesting of Restricted Stock and Stock Options.  All of Executive’s restricted stock and unvested stock options that are outstanding as of the Termination Date will be treated as follows following the Termination Date:

        (i)       In the case of termination pursuant to Section 5(a) or Company termination without Cause, such restricted stock and unvested options will continue to vest after the Termination Date according to their vesting schedules notwithstanding the fact that Executive has ceased to be an employee of the Company.

(ii)  In the case of Executive’s death, such restricted stock and unvested options shall fully vest as of the Termination Date.

(iii)     In the case of voluntary resignation, such restricted stock and unvested options will terminate on the Termination Date unless the Board determines that Executive has provided prior to the termination of Executive’s employment all services and cooperation required by the Board to transition Executive’s position to a successor (regardless of whether an orderly transition has actually occurred), in which case such restricted stock and unvested options will continue to vest after the Termination Date according to their vesting schedules notwithstanding the fact that Executive has ceased to be an employee of the Company.

(iv)     In the case of termination for Cause, restricted stock and unvested options will terminate on the Termination Date.

(v)      Except in the case of termination for Cause, options that are vested as of the Termination Date or subsequently vest pursuant to this Section 5(i) shall remain in effect and be exercisable until the tenth anniversary of the date of grant.

(j)         No Other Payments or Benefits.  Except as otherwise expressly provided in this Agreement, (i) after the Termination Date Executive will not be entitled to any payments from the Company and (ii) on the Termination Date Executive’s participation in and coverage under the Company’s benefit programs (including the ATC Retirement Savings Plan (i.e., the 401(k) plan) and the Company’s group life and disability insurance plans) shall cease; provided that Executive shall retain any right to convert to individual coverage as permitted under these insurance plans and to any vested benefits under the 401(k) plan and the Company’s stock option plans.

(k)        Withholding.  Any amounts payable under this Section 5 shall be subject to standard withholdings for taxes and social security and the like.

(l)         Definitions.

(i)        “Beneficiary” means a person, trust or other entity (or any combination thereof) designated from time to time by Executive in writing to receive compensation payable hereunder following Executive’s death.  In the event Executive does not designate a Beneficiary or there is no surviving Beneficiary, then Executive’s estate will be the Beneficiary.

(ii)       "Cause" means the occurrence or existence of any of the following with respect to Executive, as determined by the Company in its sole discretion:

(A)  a material breach by Executive of (x) his duty not to engage in any transaction that represents, directly or indirectly, self-dealing with the Company or any of its affiliates that has not been approved by the Company, or (y) the terms of this Agreement, if in any such case such material breach remains uncured after the lapse of 30 days following the date that the Company has given Executive written notice thereof;

(B)  the material breach by Executive of any duty referred to in clause (A) above as to which at least one written notice has been given pursuant to clause (A);

(C)  any act of dishonesty, misappropriation, embezzlement, intentional fraud or similar conduct involving the Company or any of its affiliates;

(D)  the conviction or the plea of nolo contendere or the equivalent in respect of a felony involving moral turpitude;

(E)  any intentional damage of a material nature to any property of the Company or any of its affiliates; or

(F)  the repeated non-prescription use of any controlled substance or the repeated use of alcohol or any other non-controlled substance that, in the reasonable determination of the Company renders Executive unfit to serve in his capacity as an employee of the Company or its affiliates.

(iii)      “Change in Control” means the first to occur of the following:

(A)  any sale or transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of the Company, on a consolidated basis, in one transaction or a series of related transactions, unless, immediately after giving effect to such transaction, at least 85% of the total voting power normally entitled to vote in the election of directors, managers or trustees, as applicable, of the transferee is “beneficially owned” by persons who, immediately prior to the transaction, beneficially owned 100% of the total voting power normally entitled to vote in the election of directors of the Company;

(B)  any Person or Group is or becomes the "beneficial owner," directly or indirectly, of more than 35% of the total voting power in the aggregate of all classes of capital stock of the Company then outstanding normally entitled to vote in elections of directors;

(C)  during any period of 12 consecutive months, individuals who at the beginning of such 12-month period constituted the Company’s Board of Directors (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Company’s Board of Directors then in office; or

(D)  a reorganization, merger or consolidation of the Company the consummation of which results in the outstanding securities of any class of the Company’s capital stock being exchanged for or converted into cash, property and/or a different kind of securities, unless, immediately after giving effect to such transaction, at least 85% of the total voting power normally entitled to vote in the election of directors, managers or trustees, as applicable, of the entity surviving or resulting from such reorganization, merger or consolidation is “beneficially owned” by persons who, immediately prior to the transaction, beneficially owned 100% of the total voting power normally entitled to vote in the election of directors of the Company.

(iv)       “Earned Benefits” means any (A) bonus that is payable to Executive pursuant to the terms of the 2008 Incentive Compensation Plan that has not been paid prior to the Termination Date, (B) vacation time that has accrued prior to 2009 and has not been used or paid as of the Termination Date, (C) other entitlements to cash payments that have accrued and not been paid as of the Termination Date, and (D) deferred compensation earned by Executive prior to termination.  Notwithstanding other provisions of this Agreement regarding the timing of payment of Earned Benefits, (x) the 2008 Incentive Compensation Plan bonus will not be paid until the completion of the Company’s audited consolidated financial statements for 2008, and (y) deferred compensation will be paid as provided in the Company’s deferred compensation plan.

(v)        “LTIP Payment” means the amount, if any, that would have been payable to Executive under the cash award component of the 2008-2010 Long-Term Incentive Plan if he had remained employed by the Company through December 31, 2010 multiplied by a fraction (x) the numerator of which is the number of days starting January 1, 2008 through the Termination Date and (y) the denominator of which is the number of days in the 2008-2010 Long-Term Incentive Plan.  The LTIP Payment will be payable upon the completion of the Company’s audited consolidated financial statements for 2010.

(vi)       “Person” and “Group” have the meanings used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, whether or not such sections apply to the transaction in question.

6.         Proprietary Information Obligations.  Prior to and/or while employed by the Company, Executive has had and/or will have access to and has become and/or will become acquainted with the confidential and proprietary information of the Business (as defined in Section 8) and the Company and its affiliates, including but not limited to confidential and proprietary information or plans regarding customer relationships; personnel; sales, marketing, and financial operations and methods; trade secrets; formulas; devices; secret inventions; processes and other compilations of information, records, and specifications (collectively "Proprietary Information").  Executive shall not disclose any of the Proprietary Information directly or indirectly, or use it in any way, either while employed by the Company, or at any time thereafter, except as required in the course of his employment hereunder or as authorized in writing by the Company.  All files, records, documents, computer-recorded information, drawings, specifications, equipment and similar items relating to the Business or the Company or its affiliates, whether prepared by Executive or otherwise coming into his possession prior to or while employed by the Company, shall remain the exclusive property of the Company or such affiliate and shall not be removed from the premises of the Company or its affiliate under any circumstances whatsoever without the prior written consent of the Company, except when (and only for the period) necessary to carry out Executive's duties hereunder, and if removed shall be immediately returned upon any termination of his employment and no copies thereof shall be kept by Executive.

7.         Noninterference.  While employed by the Company and for a period of 36 months thereafter, Executive shall not, without the prior written consent of the Company, interfere with the Company or any of its affiliates by directly or indirectly soliciting, attempting to solicit, inducing, or otherwise causing or assisting any person who is then employed by the Company or any of its affiliates to terminate such employment in order to become an employee, consultant or independent contractor to or for any employer other than the Company or such affiliate.

8.         Noncompetition.  Executive agrees that while employed by the Company and during the 24 months after the Termination Date, he will not, without the prior consent of the Company, directly or indirectly, have an interest in, be employed by, be connected with, or have an interest in (as an employee (whether full-time, part-time or temporary), consultant, officer, director, partner, stockholder, joint venturer, promoter or lender), any person or entity owning, managing, controlling, operating or otherwise participating or assisting in any business that is either (i) similar to the Business (or any portion thereof) and would benefit from the disclosure of the Company’s trade secrets or (ii) in competition with the Business (or any portion thereof) in any of the 50 states in the United States of America; provided, however, that the foregoing shall not prevent Executive from being a stockholder of less than 1% of the issued and outstanding securities of any class of a corporation listed on a national securities exchange or designated as national market system securities on an interdealer quotation system by the National Association of Securities Dealers, Inc.  Without limiting the generality of the foregoing, a business will be deemed to be in competition with the Business at a given point in time if any of the customers of such business were customers of the Business at any time during the 18 months preceding the time in question.  As used herein, “Business” means any and all of the businesses in which the Company is engaged as of the Termination Date.

9.         Remedies.  Executive acknowledges that a breach or threatened breach by Executive of any the provisions of Sections 6, 7 or 8 will result in the Business and the Company and its affiliates suffering irreparable harm that cannot be calculated or fully or adequately compensated by recovery of damages alone.  Accordingly, Executive agrees that the Company shall be entitled to interim, interlocutory and permanent injunctive relief, specific performance and other equitable remedies, in addition to any other relief to which the Company may become entitled should there be such a breach or threatened breach.

10.       Excise Tax Gross-Up Payment.  If Executive’s employment is terminated by the Company without Cause after a Change in Control and Executive becomes subject to the excise tax imposed by Internal Revenue Code (“Code”) Section 4999 (the “Parachute Excise Tax”) with respect to any amounts paid or payable to Executive under this Agreement, then the Company and Executive agree that:

 (a)    If the aggregate of all “parachute payments” (as such term is used under Code Section 280G) exceeds 300% of the “base amount” (as such term is used under Code Section 280G), then the Company shall pay to Executive a tax gross-up payment so that after payment by or on behalf of Executive of all federal, state and local excise, income, employment, Medicare and any other taxes (including any related penalties and interest) resulting from the payment of the parachute payments and the tax gross-up payments to Executive by the Company, Executive retains on an after-tax basis an amount equal to the amount that Executive would have retained if Executive had not been subject to the Parachute Excise Tax; provided, however, that the Company’s maximum tax gross-up payment under this Section 10 shall not exceed $5,000,000.

 (b)       The computation of the excess parachute payment in accordance with Code Section 280G shall be done by a nationally recognized and reputable independent accounting or valuation firm selected and paid for by the Company.

(c)        Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of any tax gross-up payments.  Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

(i)         give the Company any information reasonably requested by the Company relating to such claim,

(ii)        take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii)       cooperate with the Company in good faith in order effectively to contest such claim, and

(iv)       permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any excise tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Section 10, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any excise tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a gross-up payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)        If, after the receipt by Executive of an amount advanced by the Company pursuant to this Section 10, Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of this Section 10) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by Executive of an amount advanced by the Company pursuant to this Section 10, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of gross-up payment required to be paid.

11.         Code Section 409A.  Notwithstanding anything in this Agreement or elsewhere to the contrary:

(a)         If payment or provision of any amount or other benefit that is “deferred compensation” subject to Section 409A of the Code at the time otherwise specified in this Agreement or elsewhere would subject such amount or benefit to additional tax pursuant to Section 409A(a)(1)(B) of the Code, and if payment or provision thereof at a later date would avoid any such additional tax, then the payment or provision thereof shall be postponed to the earliest date on which such amount or benefit can be paid or provided without incurring any such additional tax.  In the event this Section 11 requires a deferral of any payment, such payment shall be accumulated and paid in a single lump sum on such earliest date without interest.

(b)        If any payment or benefit permitted or required under this Agreement, or otherwise, is reasonably determined by either party to be subject for any reason to a material risk of additional tax pursuant to Section 409A(a)(1)(B) of the Code, including when final regulations are issued thereunder, then the parties shall negotiate in good faith on appropriate provisions to avoid such risk without materially changing the economic value of this Agreement to either party.

12.         Miscellaneous.

(a)         Notices.  Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of (i) personal delivery (including personal delivery by telecopy, if a copy is sent by mail or overnight delivery), (ii) the business day following being sent through an overnight delivery service, or (iii) the third business day after mailing by first class mail to the recipient at the address indicated below:

To the Company:

ATC Technology Corporation
1400 Opus Place, Suite 600
Downers Grove, IL 60515
Attention:  General Counsel
Facsimile:   (630) 663-8221

To Executive:

Donald T. Johnson Jr.
3643 White Eagle Drive
Naperville, IL 60564

With a copy to

Jeffrey B. Rock
Hasselberg, Rock, Bell & Kuppler LLP
4600 Brandywine Drive, Suite 200
Peoria, IL 61614-5591
Facsimile:  (309) 688-9430

or to such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party.

(b)        Severability.  The provisions of this Agreement are severable and, if any court of competent jurisdiction determines that any provision contained in this Agreement shall, for any reason, be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be reformed and construed so that such invalid or illegal or unenforceable provision would be valid, legal and enforceable to the maximum extent possible.

(c)         Entire Agreement.  This Agreement constitutes the full and complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written understandings and agreements with respect to the subject matter hereof, including, without limitation, that certain Amended and Restated Executive Employment Agreement dated as of February 8, 2008 between Executive and ATC, which shall be of no further force and effect as of the date of this Agreement.

(d)        Counterparts.  This Agreement may be executed on separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement.

(e)         Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors and assigns, except that Executive may not delegate any of his duties hereunder and he may not assign any of his rights hereunder without the prior written consent of the Company.

(f)         Attorney's Fees.  If any legal proceeding is necessary to enforce or interpret the terms of this Agreement, or to recover damages for breach therefore, the prevailing party shall be entitled to reasonable attorney's fees, as well as costs and disbursements, in addition to any other relief to which he or it may be entitled.

(g)        Amendments; No Waivers.  Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and signed, in the case of an amendment, by all parties hereto, and in the case of a waiver, by the party against whom the waiver is to be effective.  No waiver by a party of any breach of this Agreement shall be deemed to extend to any prior or subsequent breach or affect in any way any rights arising by virtue of any prior or subsequent breach.  No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(h)        Governing Law and Venue.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws (without reference to choice or conflict of laws) of the State of Illinois.  The parties to this Agreement hereby irrevocably consent to the exclusive venue and jurisdiction of the state and federal courts sitting in the State of Illinois for any matter or controversy concerning either the existence or enforcement of this Agreement and hereby waive any contention that Illinois is an improper or inconvenient forum.

(i)         Construction.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  Neither party hereto, nor its respective counsel, shall be deemed the drafter of this Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against either party hereto.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Agreement effective as of the date first above written.

/s/ Donald T. Johnson, Jr.
Donald T. Johnson Jr.

ATC TECHNOLOGY CORPORATION

By:	/s/ Joseph Salamunovich
Joseph Salamunovich
Vice President

GENERAL RELEASE

THIS GENERAL RELEASE is entered into by the undersigned (“Employee”) as of the date appearing next to Employee’s signature hereto.

WHEREAS, Employee’s employment with ATC Technology Corporation and/or one of its subsidiaries (ATC and its subsidiaries being referred to collectively as the “Company”) is being terminated and the Company will provide Employee with certain benefits upon the termination of employment provided that, among other things, Employee executes and delivers this General Release;

NOW, THEREFORE, Employee agrees as follows:

1.           General Release.  Employee hereby

(a)           releases and discharges the Company and its officers, directors, employees, benefit plan administrators and trustees, and agents (collectively, the “Released Parties”) from any and all claims, liabilities, demands and causes of action, whether known or unknown, fixed or contingent, that Employee may have or claim to have against any of the Released Parties relating to, or arising out of, Employee’s employment with the Company or the termination thereof, and

(b)           covenants not to initiate or participate in (except pursuant to a lawful subpoena) any lawsuit or other legal proceeding asserting any such claims, liabilities, demands or causes of action.

This General Release shall be broadly construed to include, but not be limited to, all claims under any federal, state, or local laws, statutes, regulations, or ordinances (including those prohibiting employment discrimination, such as the federal Age Discrimination in Employment Act), and all claims in contract or tort including, but not limited to, claims for breach of contract, negligence, defamation, and wrongful or retaliatory discharge.  This General Release does not include any claim Employee may have (i) based upon facts occurring after the date that Employee executes this General Release or (ii) relating to benefits or payments to which Employee is entitled after the Termination Date (as defined in that certain Executive Employment Agreement dated as of January 1, 2009 between Employee and the Company) pursuant to the Executive Employment Agreement.

2.           Knowing and Voluntary.  Employee acknowledges and agrees that: (a) Employee has read and understands this General Release in its entirety; (b) Employee has been advised in writing to consult with an attorney concerning this General Release before signing it; (c) Employee has 21 calendar days after receipt of this General Release to consider its terms before signing it; (d) Employee has the right to revoke this General Release in full within seven calendar days of signing it and that none of the terms and provisions of this General Release shall become effective or be enforceable until such revocation period has expired; (e) nothing contained in this General Release waives any claim that may arise after the date of its execution; and (f) Employee is executing this General Release knowingly and voluntarily, without duress or reservation of any kind, and after giving the matter full and careful consideration.

IN WITNESS WHEREOF, the undersigned has executed this General Release as of the date set forth below.

Executed: __________________, 20___	EMPLOYEE:
[NAME]